EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Mobility Electronics, Inc.

     We consent to the incorporation by reference in the registration statements (Nos. 333-116182, 333-102990, 333-69336 and 333-47210 on Form S-8, and Nos. 333-112023, 333-99845, 333-108623, 333-108283 and 333-112023 on Form S-3) of Mobility Electronics, Inc. of our reports dated March 10, 2005, with respect to the consolidated balance sheets of Mobility Electronics, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting and effectiveness of internal control over financial reporting, which reports appear in the December 31, 2004, annual report on Form 10-K of Mobility Electronics, Inc.

/s/ KPMG LLP

Phoenix, Arizona
March 10, 2005